Exhibit 4.2

XPONENTIAL, INC.

AND

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of October 8, 2004

to

Indenture

Dated as of October 8, 2004

8% LIMITED RECOURSE SECURED

CONVERTIBLE SUBORDINATED NOTES

DUE DECEMBER 31, 2014

SUPPLEMENTAL INDENTURE dated as of October 8, 2004, by and between XPONENTIAL INC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company has proposed to execute and deliver to the Trustee an Indenture dated as of October 8, 2004, as it may be amended or supplemented (the “Indenture”), providing for the issuance by the Company of its 8% Limited Recourse Secured Convertible Subordinated Notes due December 31, 2014 (the “Notes”); and

WHEREAS, the Indenture will be executed and delivered at such time as the Company delivers Securities, executed by the Company, to the Trustee, together with a Company Order for the authentication and delivery of such Securities and other documentation required to be delivered to the Trustee in accordance with the Indenture; and

WHEREAS, the Company desires to supplement the Indenture to add the definitions of “Redemption Notice,” “Sale of Assets of PawnMart” and “Stock Exchange Business Day” to Section 1.1, to modify the definitions of “Sale of PawnMart” and “‘Uniform Commercial Code” in Section 1.1, to modify Sections 1.5, 2.2, 3.1, 3.3, 11.10, and 11.11, to add Section 11.12, to renumber Section 11.12 as Section 11.13, and to renumber Section 11.13 as Section 11.14, as provided herein; and

WHEREAS, this Supplemental Indenture is being executed and delivered simultaneously with the execution and delivery of the Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by resolutions of the Board of Directors of the Company; and

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, legal, binding and enforceable instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the holders of the Notes, as follows:

ARTICLE I
AMENDMENT

Section 1.1.                                Amendment to the Indenture

(1)                                 The first paragraph of the Indenture is amended in its entirety to read as follows:

“INDENTURE dated as of October 8, 2004, between XPONENTIAL, INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 6400 Atlantic Blvd., Suite 190, Norcross, Georgia 30071 (the “Company”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as Trustee hereunder (the “Trustee”).”

(2)                                 Section 1.1 of the Indenture is amended by the addition of the following definitions:

“‘Sale of Assets of PawnMart’ means the sale of all or substantially all of the assets of PawnMart.”

 “‘Redemption Notice’ has the meaning specified in Section 2.2.”

“‘Stock Exchange Business Day’ means any day (other than a Saturday or Sunday) on which a national or other stock exchange or quotation service, such as the NASDAQ National Market System, the National Association of Securities Dealers’ OTC Bulletin Board or any similar quotation service maintained by the National Quotation Bureau, or successor, as the case may be, is open for business.”

(3)                                 The definition of “Sale of PawnMart” in Section 1.1 of the Indenture is amended in its entirety to read as follows:

“‘Sale of PawnMart’ means the occurrence of any one of the following events: (i) the sale or other transfer of fifty percent or more of the Pledged Shares; (ii) the Sale of Assets of PawnMart; (iii) the merger, consolidation or other reorganization of PawnMart with and into another entity, whether or not PawnMart is the surviving entity, in which the Pledged Shares are converted into shares of the successor entity or a holding company thereof (representing fifty percent or less of the voting power of all capital stock thereof immediately after the merger or consolidation); or (iv) the approval of a plan of complete liquidation of PawnMart.”

(4)                                 The definition of “Uniform Commercial Code” in Section 1.1 of the Indenture is amended in its entirety to read as follows:

“‘Uniform Commercial Code’ means the Delaware Uniform Commercial Code as in effect from time to time.”

(5)                                 Section 1.5 of the Indenture is amended in its entirety to read as follows:

“Section 1.5                             Notices, etc. to Trustee and Company.

“Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of Holders of Securities or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

“(1)                           the Trustee by any Holder of Securities or by the Company shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with a Responsible Officer of the Trustee and received at its Corporate Trust Office.

“(2)                           the Company by the Trustee or by any Holder of Securities shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing, mailed, first-class postage prepaid, or telecopied and confirmed by mail, first-class postage prepaid, or delivered by hand or overnight courier, addressed to the Company at 6400 Atlantic Blvd., Suite 190, Norcross, Georgia  30071, Attention: Robert W. Schleizer, or at any other address previously furnished in writing to the Trustee by the Company.”

(6)                                 Section 2.2 of the Indenture is amended to read in full as follows:

“Section 2.2                             Form of Security.

“[FORM OF FACE]

“THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH SECURITY:

“THIS SECURITY AND ANY COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS IN RELIANCE ON EXEMPTIONS FROM REGISTRATION PROVIDED THEREBY.  THIS SECURITY AND ANY COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

“XPONENTIAL, INC.

“8% LIMITED RECOURSE SECURED

“CONVERTIBLE SUBORDINATED NOTE

“DUE DECEMBER 31, 2014

“$	No.

“XPONENTIAL, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company,” which term includes any successor Person under the Indenture referred to on the

reverse hereof), for value received, hereby promises to pay to                              , or registered assigns, the principal sum of                     United States Dollars (U.S. $                  ) (which, taken together with the principal amounts of all other Outstanding Securities, shall not exceed U.S. $20,000,000 in the aggregate at any time) on December 31, 2014 and to pay interest thereon, from                     (the “Issue Date”) or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, monthly in arrears on the first day of each month (each, an “Interest Payment Date”), commencing the second full month following the Issue Date, at the 8% per annum, until the principal hereof is due, and at the rate of 10% per annum on any overdue principal and, to the extent permitted by law, on any overdue interest.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth day of the month (whether or not a Business Day) next preceding such Interest Payment Date.  Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders of Securities not less than ten (10) days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any automated quotation system or securities exchange on which the Securities may be quoted or listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.  Payments of principal shall be made upon the surrender of this Security at the option of the Holder at the Corporate Trust Office of the Trustee, or at such other office or agency of the Company as may be designated by it for such purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.  Payment of interest on this Security may be made by United States Dollar check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.  Holders will be entitled to receive interest payments by wire transfer in immediately available funds to accounts in the United States of America if written wire transfer instructions acceptable to the Trustee have been received by the Trustee not less than fifteen (15) days prior to the applicable Interest Payment Date.  Such written instructions shall remain in effect until the Trustee receives written instructions to the contrary.

“The principal of, and accrued interest on, the Securities and all other amounts payable by the Company under the Indenture and the

Securities and the performance by the Company of its covenants and agreements under the Securities and the Indenture, are secured by a pledge of all of the Pledged Shares as provided in the Indenture.

“Except for interest that accrues on the Securities from their respective Issue Dates to December 31, 2008, any acts of fraud or misrepresentation by the Company in connection with the issuance of the Securities, and any violations of the covenants and agreements of the Company set forth in Sections 11.9, 11.10 and 11.11 of Article XI of the Indenture, the Company shall not have any corporate liability for payment of the principal of, or interest that accrues on, the Securities, or for any other sums due under the Securities or the Indenture as a result of an Event of Default thereunder, the Trustee’s and the Holders’ recourse being limited to the enforcement of their rights and remedies regarding the Collateral set forth in the Securities and the Indenture.

“Except as specifically provided herein and in the Indenture, the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein.

“Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

“Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an Authenticating Agent by the manual signature of one of their respective authorized signatories, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

“IN WITNESS WHEREOF, the Company has caused this Security to be duly executed this                 day of                   , 20      .

XPONENTIAL, INC.

By:
Name:
Title:

Attest:

Name:
Title:

“[FORM OF REVERSE]

“This Security is one of a duly authorized issue of securities of the Company designated as its “8% Limited Recourse Secured Convertible Subordinated Notes due December 31, 2014” (the “Securities”), limited in aggregate principal amount to U.S. $20,000,000, issued and to be issued under an Indenture dated as of October 8, 2004 and Supplemental Indenture dated as of October 8, 2004 (collectively, the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Indebtedness and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of any authorized denominations as requested by the Holder surrendering the same upon surrender of the Security or Securities to be exchanged, at the Corporate Trust Office of the Trustee.  The Trustee upon such surrender by the Holder will issue the new Securities in the requested denominations.

“The Securities are issuable in registered form without coupons in denominations of $1,000 and integral multiples of $1,000.

“No sinking fund is provided for the Securities.

“To secure the due and punctual payment of the principal of, and interest, if any, on the Securities and all other amounts payable by the Company under the Securities and the Indenture and the performance by the Company of its covenants and agreements under the Securities and the Indenture, when and as the same shall be due and payable or performable, whether at Maturity, by acceleration, or otherwise, according to the terms of the Securities and the Indenture, the Company has granted a security interest in all of the Pledged Shares held by the Company to the Trustee for the benefit of the Holders of Securities pursuant to the Indenture.

“The Securities are subject to redemption, in whole or in part, at the option of the Company at any time on or after the earlier to occur of (i) December 31, 2008 and (ii) the Sale of PawnMart, upon not less than thirty (30) nor more than sixty (60) days’ notice to the Holders (the “Redemption Notice”) prior to the Redemption Date at a Redemption Price equal to 100% of the principal amount, together, in each case, with accrued interest to the Redemption Date; provided, however, that interest installments on Securities whose Stated Maturity is on or prior to such

Redemption Date will be payable to the Holders of such Securities, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture; provided further, however, if the Closing Price Per Share on the Stock Exchange Business Day immediately preceding the date of the Redemption Notice is less than $15.00, the Company will, in connection with such redemption, issue to each Holder of Securities a warrant to purchase that number of shares of Common Stock into which the Securities of such Holder are convertible on the Redemption Date at an exercise price of $10.00 per share, exercisable on or before the fifth anniversary date of the Redemption Date and otherwise in the form attached hereto as Exhibit A and by reference made a part hereof.

“In the event of a redemption of the Securities, the Company will not be required (a) to register the transfer or exchange of Securities for a period of fifteen (15) days immediately preceding the date notice is given identifying the serial numbers of the Securities called for such redemption or (b) to register the transfer or exchange of any Security, or portion thereof, called for redemption.

“In any case where the due date for the payment of the principal of, or interest on, any Security or the last day on which a Holder of a Security has a right to convert his Security shall be, at any Place of Payment or Place of Conversion as the case may be, a day on which banking institutions at such Place of Payment or Place of Conversion are authorized or obligated by law or executive order to close, then payment of principal, or interest, or delivery for conversion of such Security need not be made on or by such date at such place but may be made on or by the next succeeding day at such place which is not a day on which banking institutions are authorized or obligated by law or executive order to close, with the same force and effect as if made on the date for such payment or the date fixed for redemption, or by such last day for conversion, and no interest shall accrue on the amount so payable for the period after such date.

“Subject to and upon compliance with the provisions of the Indenture, the Holder of this Security is entitled, at his option, at any time on or before the close of business on December 31, 2014, or in case this Security or a portion hereof is called for redemption, then in respect of this Security until and including, but (unless the Company defaults in making the payment due upon redemption) not after, the close of business on the Business Day prior to the Redemption Date to convert this Security (or any portion of the principal amount hereof that is an integral multiple of U.S. $1,000, provided that the unconverted portion of such principal amount is U.S. $1,000 or any integral multiple of U.S. $1,000 in excess thereof) into fully paid and nonassessable shares of Common Stock of the Company at an initial Conversion Rate of 100 shares of Common Stock for each U.S. $1,000 principal amount of Securities (or at the current adjusted Conversion Rate if an adjustment has been made as provided in the Indenture) by surrender of this Security, duly endorsed or assigned to the Company or in blank and, in case such surrender shall be made during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except if this Security or portion thereof has been called for redemption on a Redemption Date occurring during such period and is surrendered for such conversion during such period (including any Securities or portions thereof called for redemption on a Redemption Date that is a Regular Record Date or an Interest Payment Date, as the case may be)), also accompanied by payment in New York Clearing House or other funds acceptable to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount of this Security then being converted, and also the conversion notice hereon duly executed, to the Company at the Corporate Trust Office of the Trustee, or at such other office or agency of the Company, subject to any laws or regulations applicable thereto and subject to the right of the Company to terminate the appointment of any Conversion Agent (as defined below) as may be designated by it for such purpose in the Borough of Manhattan, The City of New York, or at such other offices or agencies as the Company may designate (each a “Conversion Agent”), provided, further, that if this Security or portion hereof has been called for redemption on a Redemption Date occurring during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such succeeding Interest Payment Date (including any Securities or portions thereof called for redemption on a Redemption Date that is a Regular Record Date or an Interest Payment Date, as the case may be) and is surrendered for conversion during such period (or on the last Business Day prior to the Regular Record Date or Interest Payment Date in case of any Security (or portion thereof) called for redemption on a Redemption Date on a Regular Record Date or Interest Payment Date, as the case may be), then the Holder of this Security on such Regular Record Date will be entitled to receive the interest accruing hereon from the Interest Payment Date next preceding the date of such conversion to such succeeding Interest Payment Date and the Holder of this Security who converts this Security or a portion hereof during such period shall not be required to pay such interest upon surrender of this Security for conversion.  Subject to the provisions of the preceding sentence and, in the case of a conversion after the close of business on the Regular Record Date next preceding any Interest Payment Date and on or before the close of business on such Interest Payment Date, to the right of the Holder of this Security (or any Predecessor Security of record as of such Regular Record Date) to receive the related installment of interest to the extent and under the circumstances provided in the Indenture, no cash payment or adjustment is to be made on conversion for interest accrued hereon from the Interest Payment Date next preceding the day of conversion, or for dividends on the Common Stock issued on conversion hereof.  The

Company shall thereafter deliver to the Holder the fixed number of shares of Common Stock (together with any cash adjustment, as provided in the Indenture) into which this Security is convertible and such delivery will be deemed to satisfy the Company’s obligation to pay the principal amount of this Security.  No fractions of shares or scrip representing fractions of shares will be issued on conversion, but instead of any fractional interest (calculated to the nearest 1/100th of a share) the Company shall pay a cash adjustment as provided in the Indenture.  The Conversion Rate is subject to adjustment as provided in the Indenture.  In addition, the Indenture provides that in case of certain consolidations or mergers to which the Company is a party (other than a consolidation or merger that does not result in any reclassification, conversion, exchange or cancellation of the Common Stock) or the conveyance, transfer, sale or lease of all or substantially all of the property and assets of the Company, the Indenture shall be amended, without the consent of any Holders of Securities, so that this Security, if then Outstanding, will be convertible thereafter, during the period this Security shall be convertible as specified above, only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, transfer, sale or lease by a holder of the number of shares of Common Stock of the Company into which this Security could have been converted immediately prior to such consolidation, merger, conveyance, transfer, sale or lease.  No adjustment in the Conversion Rate will be made until such adjustment would require an increase or decrease of at least one percent of such rate, provided that any adjustment that would otherwise be made will be carried forward and taken into account in the computation of any subsequent adjustment.

“If a Holder converts all or any part of such Holder’s Securities following a notice of redemption from the Company with respect to a date of redemption that is prior to December 31, 2008 in connection with the Sale of PawnMart, and the Sale of PawnMart is not consummated on or before the Redemption Date, the Company will (i) promptly provide notice to the Trustee and to each of the Holders of Securities that converted all or any part of such Holder’s Securities following notice of redemption from the Company that the Sale of PawnMart was not consummated and (ii) permit such Holders to rescind such conversion, by delivering a rescission form accompanying the notice from the Company to the Trustee and such Holders to any office or agency of the Company maintained for that purpose and specified in the notice for a period of ten (10) days immediately following the delivery of such notice.  Any such Holders of Securities who fail to so deliver a properly completed and executed rescission notice on or before the expiration of such ten (10) day period will be deemed to have elected to convert such Securities.

“In the event of redemption or conversion of this Security in part only, a new Security or Securities for the unredeemed or unconverted portion hereof will be issued in the name of the Holder hereof.

“The indebtedness evidenced by this Security is, to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company, and this Security is issued subject to such provisions of the Indenture with respect thereto.  Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effect the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes.

“If an Event of Default shall occur and be continuing, the principal of all the Securities, together with accrued interest to the date of declaration, may be declared due and payable in the manner and with the effect provided in the Indenture.  Upon payment (i) of the amount of principal so declared due and payable, together with accrued interest to the date of declaration, and (ii) of interest on any overdue principal and, to the extent permitted by applicable law, overdue interest, all of the Company’s obligations in respect of the payment of the principal of and interest on the Securities shall terminate.

“Notwithstanding anything to the contrary contained herein, but without in any manner releasing, impairing, or otherwise affecting the Securities, the Indenture, or any Lien securing payment of the Securities, or the validity thereof, neither the Trustee nor any Holder of the Securities will hold the Company personally liable for the repayment of the indebtedness evidenced by the Securities or for any other sums due as a result of any Event of Default under the Securities or the Indenture or for the payment of any deficiency established after foreclosure of the security interest in the Collateral or the exercise of any other rights and remedies granted in the Indenture for the benefit of the Holders with respect to the Collateral, except to the extent of the Company’s interest in the Collateral, and the recourse of the Trustee and the Holders of the Securities for any and all such Events of Default shall be limited to the enforcement of such rights and remedies with respect to the Collateral as are set forth in the Securities and the Indenture; provided, however, notwithstanding the foregoing limitation of liability, the Company shall be fully liable to the same extent that the Company would be liable absent the limitation of liability set forth in this paragraph for: (i) interest that accrues on the Securities from their respective Issue Dates to December 31, 2008, including interest on overdue principal and, to the extent permitted by law, on overdue interest; (ii) fraud or misrepresentation by the Company in connection with the issuance of the Securities; (iii) the violation of any covenant or agreement of the Company set forth in Sections 11.9, 11.10 and 11.11 of Article XI of the Indenture, and (iv) all fees and expenses due to, and the indemnification of, the Trustee under Sections 5.2 and 7.7 of this Indenture and all court costs, attorney’s fees and expenses incurred by the Trustee and the Holders to collect any of the foregoing amounts.  The limitation on liability set forth herein is not intended as a release or discharge of the indebtedness evidenced by the Securities, or any portion thereof, but is a limited covenant not to sue, and such indebtedness shall remain in full force and effect.

“The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company and the Trustee with either (a) the written consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding, or (b) by the adoption of a resolution, at a meeting of Holders of the Outstanding Securities at which a quorum is present, by the Holders of at least 66-2/3% in aggregate principal amount of the Outstanding Securities represented and entitled to vote at such meeting.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all the Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued in exchange herefore or in lieu hereof whether or not notation of such consent or waiver is made upon this Security or such other Security.

“As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default, the Holders of not less than 25% in principal amount of the Outstanding Securities shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity and the Trustee shall not have received from the Holders of a majority in principal amount of the Securities Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity.  The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of the right to convert this Security as provided in the Indenture.

“As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable on the Security Register upon surrender of this Security for registration of transfer at the Corporate Trust Office of the Trustee or at such other office or agency of the Company as may be designated by it for such purpose in the Borough of Manhattan, The City of New York (which shall initially be an office or agency of the Trustee), or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees by the Security Registrar.  No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith.

“Prior to due presentation of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name Security is registered as the owner thereof for all purposes, whether or not such Security shall be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

“No recourse for the payment of the principal or interest on this Security and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or  any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, officer or director or subsidiary, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of consideration for the issue hereof, expressly waived and released.

“THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.

“All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

“ABBREVIATIONS

“The following abbreviations, when used in the inscription of the face of this Security, shall be construed as though they were written out in full according to applicable laws or regulations:

“TEN COM -	as tenants in common

“TEN ENT -	as tenants by the entireties

“JT TEN -	as joint tenants with right of
survivorship and not as tenants
in common

“UNIF GIFT MIN ACT -
(Cust)

Custodian	under Uniform
(Minor)
Gifts to Minors Act
(State)

“Additional abbreviations may also be used though not in the above list.

 “[FORM OF EXHIBIT A]

“EXHIBIT A

“THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER APPLICABLE SECURITIES LAWS.

“WARRANT	NO. 1000-

“To Purchase Shares of Common Stock of

“Xponential, Inc.

“Incorporated Under the Laws of the State of Delaware

“This certifies that, for value received,                              (“Holder”), is entitled, subject to the terms and conditions of this warrant (the “Warrant”), to purchase                     shares of common stock, par value $0.01 per share (the “Common Stock”), of Xponential, Inc. (the “Company”), subject to adjustment as provided in this Warrant, from the Company at the Exercise Price (as defined below) on delivery of this Warrant to the Company with the exercise form duly executed and payment of the Exercise Price, in cash or by check payable to the order of the Company, for all shares of Common Stock purchased.

“The purchase price per share of Common Stock (the “Exercise Price”) shall be Ten Dollars ($10.00) per share, as may be adjusted pursuant to the terms of this Warrant.

“This Warrant may be exercised at any time or from time to time, in whole or in part, but not for less than 1,000 shares of Common Stock at a time (or such lesser number of shares of Common Stock which may then constitute the maximum number purchasable, such number being subject to adjustment as provided in this Warrant) on or after the date of issuance until                         (the “Expiration Date”).  Such exercise may occur on any day that is a business day, unless otherwise extended pursuant to the terms of the Agreement.

“In order to exercise this Warrant, in whole or in part, Holder shall deliver to the Company at its principal office at 6400 Atlantic Blvd., Suite 190, Norcross, Georgia 30071, or at such other office as shall be designated by the Company pursuant to this Warrant, (i) a written notice of Holder’s election to exercise this Warrant which notice shall specify the number of shares of Common Stock to be purchased pursuant to such exercise, (ii) either cash or a check payable to the order of the Company in an amount equal to the aggregate purchase price for all shares of Common Stock to be purchased pursuant to such exercise, and (iii) this Warrant, properly endorsed.  Upon receipt thereof, the Company shall, as promptly as practicable, and in any event within five (5) days thereafter, execute or cause to be executed and deliver to Holder a certificate or certificates representing the aggregate number of full shares of Common Stock issuable upon such exercise.  The stock certificate or certificates so delivered shall be registered in the name of Holder, or such other name as shall be designated in said notice.

“This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and Holder or any other person designated in the notice of exercise shall be deemed to have become a holder of record of such shares of Common Stock for all purposes, as of the date said notice, together with said payment and this Warrant, is received by the Company.  Holder shall not, solely by virtue of Holder’s ownership of this Warrant, be entitled to any rights of a shareholder in the Company, either at law or in equity; provided, however, Holder shall, for all purposes, be deemed to have become the holder of record of such shares of Common Stock on the date on which this Warrant is surrendered to the Company in accordance with the immediately preceding sentence.  If the exercise is for less than all of the shares of Common Stock issuable as provided in this Warrant, the Company will issue a new Warrant of like tenor and date for the balance of such shares of Common Stock issuable hereunder to Holder.  Holder, by Holder’s acceptance hereof, consents to and agrees to be bound by and to comply with all of the provisions of this Warrant.

“This Warrant and all options and rights hereunder are transferable, as to all or any part of the number of shares of Common Stock purchasable upon its exercise, by Holder in person or by a duly authorized attorney on the books of the Company upon surrender of this Warrant at the principal offices of the Company, together with the form of transfer authorization attached hereto duly executed, provided that such transfer complies with all applicable securities laws.  The Company shall deem and treat the registered Holder of this Warrant at any time as the absolute owner hereof for all purposes and shall not be affected by any notice to the contrary.  If this Warrant is transferred in part, the Company shall at the time of surrender of this Warrant issue to the transferee a Warrant covering the number of shares of Common Stock transferred and to the transferor a Warrant covering the number of shares not transferred.

“In the event the Company should at any time or from time to time after the date hereof fix a record date for the split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock to receive dividends or other distributions payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Exercise Price of this Warrant shall be appropriately decreased so that the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased in proportion to such increase or potential increase of outstanding shares of Common Stock.

“If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Exercise Price for this Warrant shall be appropriately increased so that the number of shares of Common stock issuable on exercise hereof shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

“If there is a capital reorganization, reclassification of the capital stock of the Company, or any consolidation or merger of the Company with any other corporation or entity, or if there is a sale or distribution of all or substantially all of the Company’s property and assets, the Company shall make adequate provision so that there shall remain and be substituted under this Warrant with respect to each share issuable upon exercise of this Warrant the stock, securities and/or assets which would have been issuable or payable in respect of or in exchange for such issuable shares if Holder had been the owner of such share on the applicable record date.  All other provisions of this Warrant shall remain in full force and effect.

“On the happening of any event requiring an adjustment of the Exercise Price or the shares purchasable hereunder, the Company shall immediately give written notice to Holder stating the adjusted Exercise Price and the adjusted number and kind of securities or other property purchasable hereunder resulting from the event and setting forth in reasonable detail the method of calculation and the facts upon which the calculation is based.

“In case at any time the Company shall propose to: declare any cash dividend upon the Common Stock, declare any dividend upon the Common Stock payable in stock or make any special dividend or other distribution to the holders of the Common Stock, reorganize, or reclassify the capital stock of the Company, or consolidate, merge or otherwise combine with, or sell all or substantially all of its assets to, another corporation or entity, or voluntarily or involuntarily dissolve, liquidate or wind up the affairs of the Company, then, in any one or more of said cases, the Company shall give to Holder, by certified mail, (i) at least twenty (20) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend or distribution or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (ii) in the case of such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, at least twenty (20) days’ prior written notice of the date when the same shall take place.  Any notice required by clause (i) shall also specify, in the case of any such dividend or distribution, the date on which the holders of Common Stock shall be entitled thereto, and any notice required by clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be.

“Any notice required or permitted in this Warrant shall be in writing and may be delivered personally to the party being given notice or to the person in charge of the office of the party being given notice or by facsimile, national overnight courier service or by mail, at the party’s address indicated below, and any notice will be effective only upon actual receipt by the party.  The addresses of the parties are as follows:

“Company:	Xponential, Inc.
6400 Atlantic Blvd., Suite 190
Norcross, Georgia30071
Attention:

“Holder:

“The names and addresses of persons to receive notice as stated herein may be changed by notice given in accordance with this paragraph.

“On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

“The Company will not, by amendment of its charter or certificate or articles of incorporation, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, through any Board of Director action or inaction, or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith carry out all of the provisions of this Warrant and take all such action as may be necessary or appropriate in order to protect against impairment of the rights of Holder herein.

“This Warrant shall bind the respective successors and assigns of the parties.

“This Warrant represents the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements or understandings.  The terms of this Warrant may be amended only a written instrument executed by the Company and Holder.

“Dated:	XPONENTIAL, INC.

By:
Name
Title

“Assignment Form

“(To be executed by Holder in order to transfer the Warrant)

“For value received the undersigned hereby sells, assigns, and transfers to:

“Name

Address

Taxpayer ID No.

this Warrant and irrevocably appoints                            attorney (with full power of substitution) to transfer this Warrant on the books of the Company.

“Date:
(Please sign exactly as name
appears on Warrant)

Taxpayer ID No.

“In the Presence of	Signature guaranteed by

“Exercise Form

“(To be executed by Holder to purchase

“Common Stock pursuant to the Warrant)

“Xponential, Inc.

“Attention:

“6400 Atlantic Blvd., Suite 190

“Norcross, Georgia   30071

“The undersigned hereby:  (1) irrevocably subscribes for                     shares of the Company’s Common Stock pursuant to this Warrant, and encloses payment of $                 therefor; (2) requests that a certificate for the shares be issued in the name of the undersigned and delivered to the undersigned at the address below; and (3) if such number of shares is not all of the shares purchasable hereunder, that a new Warrant of like tenor for the balance of the remaining shares purchasable hereunder be issued in the name of the undersigned and delivered to the undersigned at the address below.

“Date:
(Please sign exactly as name
appears on Warrant)

Address”

(7)                                 The fourth paragraph of Section 3.1 of the Indenture is amended to read in full as follows:

“The Securities shall be redeemable at the option of the Company as provided in Article XII and in the form of Security as set forth in Section 2.2.”

(8)                                 The first paragraph of Section 3.3 of the Indenture is amended to read in full as follows:

“The Securities shall be executed on behalf of the Company by its Chairman of the Board, its Vice Chairman of the Board, its Chief Executive Officer, its President, one of its Executive Vice Presidents or one of its Vice Presidents attested by its Chief Financial Officer, Secretary or one of its Assistant Secretaries.  Any such signature may be manual or facsimile.”

(9)                                 Section 11.10 of the Indenture is amended to read in full as follows:

“Section 11.10               Maintenance of Minimum Net Worth of PawnMart.

“The Company will cause PawnMart to maintain as of each March 31, June 30, September 30 and December 31 until the principal of and interest on the Securities shall be paid in full (each a “Measurement Date”) a minimum Net Worth equal to at least fifty percent (50%) of the principal amount of Outstanding Securities as of the Measurement Date; provided, however, following a Sale of Assets of PawnMart, in connection with which the Convertible Notes are not redeemed by us, the Company will cause PawnMart to maintain as of each subsequent Measurement Date until the principal of and interest on the Securities shall be paid in full a minimum Net Worth equal to the greater of (i) fifty percent (50%) of the principal amount of Outstanding Securities as of the Measurement Date or (ii) the proceeds received by the Company from the Sale of Assets of PawnMart, net of all expenses related to the Sale of Assets of PawnMart.”

(10)                          Section 11.11 of the Indenture is amended to read in full as follows:

“Section 11.11               Additional Shares of Capital Stock of PawnMart.

“The Company agrees that it will not permit PawnMart to issue any Capital Stock of PawnMart other than the issuance of additional Capital Stock of PawnMart to the Company, and in the event that any such additional Capital Stock is issued to the Company, such additional Capital Stock shall be deposited and pledged to the Trustee simultaneously with such issuance as provided in Section 4.1 and such additional Capital Stock shall constitute Pledged Shares.

(11)                          The following Section 11.12 is added to the Indenture:

“Section 11.12              Restrictions on Sales and Other Transfers.

“The Company will not sell, convey or otherwise dispose of any of the Pledged Shares, nor will the Company create, incur or permit to exist any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever with respect to any of the Pledged Shares or the proceeds thereof, other than liens on and security interests in the Pledged Shares created under this Indenture, nor will the Company permit PawnMart to merge, consolidate or otherwise reorganize with and into another entity, whether or not PawnMart is the surviving entity, in which the Pledged Shares are converted into shares of the successor entity or a holding company thereof.”

(12)                          Section 11.12 of the Indenture is renumbered as Section 11.13.

(13)                          Section 11.13 of the Indenture is renumbered as Section 11.14.

ARTICLE II
MISCELLANEOUS PROVISIONS

Section 2.1.                                Defined Terms

For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 2.2.                                Governing Law

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

Section 2.3.                                Successors

This Supplemental Indenture shall bind the Company and the Trustee and their respective permitted successors and assigns to the Indenture.

Section 2.4.                                Duplicate Originals

The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.

Section 2.5.                                Severability

In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.6.                                Trustee Disclaimer

The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by corporate action or otherwise, (iii) the due execution hereof by the or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.  The Trustee shall have no duties or obligations to either the Company or the Holders of the Notes until the Indenture and this Supplemental Indenture have been executed and delivered in accordance with the terms and conditions of the Indenture.  For the avoidance of doubt, although this Supplemental Indenture and the Indenture are both dated as of October 8, 2004, this Supplemental Indenture and the Indenture are being executed simultaneously on the date herein below written, which is the first date the Company has delivered Securities executed by it to the Trustee for authentication and has delivered a Company Order for the authentication and deliver of such Securities.

[The Remainder of This Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed on December 20, 2004 but effective as of the day and year written above.

XPONENTIAL, INC

By:	/s/ Dwayne A. Moyers
Dwayne A. Moyers,
Chief Executive Officer

THE BANK OF NEW YORK TRUST
COMPANY, N.A., as Trustee

By:	/s/ John C. Stohlmann
John C. Stohlmann, Vice President